UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  June 30, 2008

TIER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-23195 (Commission File Number)	94-3145844 (IRS Employer Identification No.)
10780 Parkridge Blvd., 4th Floor Reston, Virginia (Address of principal executive offices)		20191 (Zip Code)
(571) 382-1000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2008, the registrant entered into an employment agreement with its interim Chief Financial Officer, Ronald W. Johnston, providing for Mr. Johnston’s employment as the registrant’s permanent Chief Financial Officer commencing on the date of the agreement and for a period of three years thereafter.  From August 2007 through June 2008, Mr. Johnston served as a CFO partner within the professional services firm, Tatum LLC; from October 2004 through March 2007, Mr. Johnston served as Chief Financial Officer and Treasurer for Grantham Education Corporation, a for-profit post-secondary university; from September 2002 through September 2004, Mr. Johnston served as Chief Financial Officer for WorldSpace Corporation, a satellite broadcast and content development company.

The employment agreement between the registrant and Mr. Johnston provides for base compensation of $275,000 per year, with a guaranteed bonus payment of 50% of Mr. Johnston’s base salary pro-rated for the period from April 1, 2008 through September 30, 2008.  Thereafter, Mr. Johnston will participate in the registrant’s management incentive compensation plan with other key senior executives.  In connection with his appointment, the registrant awarded Mr. Johnston options to purchase 200,000 shares of its common stock at the closing price on the day before the date of grant, vesting over three years.  In the event that Mr. Johnston’s employment is terminated for death or disability or by the registrant without cause during the term of his employment agreement, the registrant will be required to pay to Mr. Johnston 12 months’ salary plus the premiums for coverage of Mr. Johnston and his covered dependents under COBRA health continuation benefits for the 12-month period immediately following his termination. In the event that Mr. Johnston’s employment is terminated within 12 months after a change in control of the registrant, Mr. Johnston will be entitled to 24 months’ salary plus the premiums for coverage of Mr. Johnston and his covered dependents under COBRA health continuation benefits for the 18-month period immediately following his termination, as well as full vesting of all unvested options.  This summary of the employment agreement with Mr. Johnston is qualified by reference to such agreement, which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

On June 30, 2008, the registrant entered into an employment agreement with Keith Kendrick, providing for Mr. Kendrick’s employment as the registrant’s Senior Vice President – Strategic Marketing commencing on the date of the agreement and for a period of two years thereafter. From December 2005 through September 2007 Mr. Kendrick served as Senior Vice President, Corporate Marketing and Strategy at EFunds Corporation, a publicly traded enterprise payments and data and decisioning solutions company; from January 2003 through March 2005 Mr. Kendrick served as co-founder and Chief Executive Officer of Vericate Corporation, an analytical software company specializing in fraud detetion in retail prescription drug transactions; from August 2001 through August 2002 Mr. Kendrick served as Chief Operating Officer and Executive Vice President of Mindport Inc., a subdivision of MIH Ltd., a global pay media services provider.

The employment agreement with Mr. Kendrick provides for base compensation of $265,000 per year, with a guaranteed bonus payment of 50% of Mr. Kendrick’s base salary on the first anniversary of Mr. Kendrick’s employment.  Thereafter, Mr. Kendrick will participate in the registrant’s management incentive compensation plan with other key senior executives.  In connection with his appointment, the registrant awarded Mr. Kendrick options to purchase 100,000 shares of its common stock at the closing price on the day before the date of grant, vesting over five years.  In the event that Mr. Kendrick’s employment is terminated for death or disability or by the registrant without cause during the term of his employment agreement, the registrant will be required to pay to Mr. Kendrick 12 months’ salary plus the premiums for coverage of Mr. Kendrick and his covered dependents under COBRA health continuation benefits for the 12-month period immediately following his termination. In the event that Mr. Kendrick’s employment is terminated within 12 months after a change in control of the registrant, Mr. Kendrick will be entitled to 24 months’ salary plus the premiums for coverage of Mr. Kendrick and his covered dependents under COBRA health continuation benefits for the 18-month period immediately following his termination, as well as full vesting of all unvested options.  This summary of the employment agreement with Mr. Kendrick is qualified by reference to such agreement, which is filed herewith as Exhibit 10.2, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

See the exhibit index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.
	By:	/s/ Ronald W. Johnston
	Name:	Ronald W. Johnston
	Title:	Chief Financial Officer
Date: July 7, 2008

Exhibit Index
Exhibit
No                 Description

10.1	Employment Agreement between Tier Technologies, Inc. and Ronald W. Johnston, dated July 1, 2008.
10.2	Employment Agreement between Tier Technologies, Inc. and Keith Kendrick, dated June 30, 2008.